SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                             (Amendment No._______)*


                           RITA Medical Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    76774E103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [ ]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 13 Pages
                            Exhibit Index on Page 12

-------------------                                           ------------------
CUSIP NO. 76774E103                    13G                    Page 2 of 13 Pages
-------------------                                           ------------------

1  NAME OF REPORTING PERSON
   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

   Mohr, Davidow Ventures III, A California Limited Partnership ("MDV III")
   Tax ID Number: 94-3150283
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ] (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   California
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    701,052 shares, except that WLPJ Partners, L.P. ("WLPJ
                    Partners"), the general partner of MDV III, may be deemed to have sole voting power, and Lawrence G. Mohr ("Mohr"),
                    William H. Davidow ("Davidow"), Jonathan D. Feiber
                    ("Feiber") and Nancy J. Schoendorf ("Schoendorf"), the
                    members of WLPJ Partners, may be deemed to have shared power
    NUMBER OF       to vote these shares.
     SHARES         ------------------------------------------------------------
   BENEFICIALLY  6  SHARED VOTING POWER
    OWNED BY        See response to row 5.
      EACH          ------------------------------------------------------------
    REPORTING    7  SOLE DISPOSITIVE POWER
     PERSON         701,052 shares, except that WLPJ Partners, L.P. ("WLPJ
      WITH          Partners"), the general partner of MDV III, may be deemed to have sole dispositive power, and Mohr, Davidow, Feiber and
                    Schoendorf may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   701,052
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   5.0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 76774E103                    13G                    Page 3 of 13 Pages
-------------------                                           ------------------

1  NAME OF REPORTING PERSON
   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   WLPJ Partners, A California Limited Partnership ("WLPJ")
   Tax ID Number: 94-3150282
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ] (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   California
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    701,052 shares, all of which are directly owned by MDV III.
                    WLPJ, the general partner of MDV III, may be deemed to have sole voting power, and Mohr, Davidow, Feiber and Schoendorf, the general partners of WLPJ, may be deemed to have shared
    NUMBER OF       power to vote these shares.
     SHARES         ------------------------------------------------------------
   BENEFICIALLY  6  SHARED VOTING POWER
    OWNED BY        See response to row 5.
      EACH          ------------------------------------------------------------
    REPORTING    7  SOLE DISPOSITIVE POWER
     PERSON         701,052 shares, all of which are directly owned by MDV III.
      WITH          WLPJ, the general partner of MDV III, may be deemed to have sole dispositive power, and Mohr, Davidow, Feiber and
                    Schoendorf, the general partners of WLPJ, may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   701,052
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   5.0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 76774E103                    13G                    Page 4 of 13 Pages
-------------------                                           ------------------

1  NAME OF REPORTING PERSON
   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Lawrence G. Mohr, Jr. ("Mohr")
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ] (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares.
                    ------------------------------------------------------------
                 6  SHARED VOTING POWER
                    701,052 shares, all of which are directly owned by MDV III.
    NUMBER OF       Mohr is a general partner of WLPJ, the general partner of
     SHARES         MDV III, and may be deemed to have shared power to vote
   BENEFICIALLY     these shares.
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       0 shares.
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    701,052 shares, all of which are directly owned by MDV III.
                    Mohr is a general partner of WLPJ, the general partner of
                    MDV III, and may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   701,052
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   5.0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 76774E103                    13G                    Page 5 of 13 Pages
-------------------                                           ------------------

1  NAME OF REPORTING PERSON
   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   William H. Davidow ("Davidow")
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ] (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares.
                    ------------------------------------------------------------
                 6  SHARED VOTING POWER
                    701,052 shares, all of which are directly owned by MDV III.
    NUMBER OF       Davidow is a general partner of WLPJ, the general partner of
     SHARES         MDV III, and may be deemed to have shared power to vote
   BENEFICIALLY     these shares.
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       0 shares.
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    701,052 shares, all of which are directly owned by MDV III.
                    Davidow is a general partner of WLPJ, the general partner of
                    MDV III, and may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   701,052
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   5.0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 76774E103                    13G                    Page 6 of 13 Pages
-------------------                                           ------------------

1  NAME OF REPORTING PERSON
   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Jonathan D. Feiber ("Feiber")
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ] (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares.
                    ------------------------------------------------------------
                 6  SHARED VOTING POWER
                    701,052 shares, all of which are directly owned by MDV III.
    NUMBER OF       Feiber is a general partner of WLPJ, the general partner of
     SHARES         MDV III, and may be deemed to have shared power to vote
   BENEFICIALLY     these shares.
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       0 shares.
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    701,052 shares, all of which are directly owned by MDV III.
                    Feiber is a general partner of WLPJ, the general partner of
                    MDV III, and may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   701,052
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   5.0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 76774E103                    13G                    Page 7 of 13 Pages
-------------------                                           ------------------

1  NAME OF REPORTING PERSON
   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Nancy J. Schoendorf ("Schoendorf")
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ] (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares.
                    ------------------------------------------------------------
                 6  SHARED VOTING POWER
                    701,052 shares, all of which are directly owned by MDV III.
    NUMBER OF       Schoendorf is a general partner of WLPJ, the general partner
     SHARES         of MDV III, and may be deemed to have shared power to vote
   BENEFICIALLY     these shares.
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       0 shares.
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    701,052 shares, all of which are directly owned by MDV III.
                    Schoendorf is a general partner of WLPJ, the general partner of MDV III, and may be deemed to have shared power to
                    dispose of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   701,052
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   5.0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 76774E103                    13G                    Page 8 of 13 Pages
-------------------                                           ------------------

ITEM 1(A).     NAME OF ISSUER:

               RITA Medical Systems, Inc.

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               967 North Shoreline Boulevard
               Mountain View, CA  94043

ITEM 2(a).     NAME OF PERSON FILING:

               This Statement is filed by Mohr, Davidow Ventures III, A California Limited Partnership ("MDV III"), WLPJ Partners, A California Limited Partnership ("WLPJ"), Lawrence G. Mohr, Jr. ("Mohr"), William H. Davidow ("Davidow"), Johnathan D. Feiber ("Feiber"), and Nancy J. Schoendorf ("Schoendorf"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

               WLPJ is the general partner of MDV III, and may be deemed to have shared power to vote and shared power to dispose of the shares of the issuer directly owned by MDV III. Mohr, Davidow, Feiber and Schoendorf are the general partners of WLPJ, and may be deemed to have shared power to vote and shared power to dispose of the shares of the issuer directly owned by MDV III.

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

               The address of the principal business office for each of the Reporting Persons is:

               Mohr Davidow Ventures
               2775 Sand Hill Road, Suite 240
               Menlo Park, CA  94025

ITEM 2(c)      CITIZENSHIP:

               MDV III and WLPJ are California limited partnerships and Mohr, Davidow, Feiber and Schoendorf are United States citizens.

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

               Common Stock

-------------------                                           ------------------
CUSIP NO. 76774E103                    13G                    Page 9 of 13 Pages
-------------------                                           ------------------

ITEM 2(e).     CUSIP NUMBER:

               76774E103

ITEM 3.        Not Applicable

ITEM 4.        OWNERSHIP:

               The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

               (a)  Amount beneficially owned:

                    See Row 9 of cover page for each Reporting Person.

               (b)  Percent of Class:

                    See Row 11 of cover page for each Reporting Person.

               (c)  Number of shares as to which such person has:

                    (i)   Sole power to vote or to direct the vote:

                          See Row 5 of cover page for each Reporting Person.

                    (ii)  Shared power to vote or to direct the vote:

                          See Row 6 of cover page for each Reporting Person.

                    (iii) Sole power to dispose or to direct the disposition of:

                          See Row 7 of cover page for each Reporting Person.

                    (iv) Shared power to dispose or to direct the disposition of:

                          See Row 8 of cover page for each Reporting Person.

-------------------                                          -------------------
CUSIP NO. 76774E103                    13G                   Page 10 of 13 Pages
-------------------                                          -------------------

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               Not applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               Under certain circumstances set forth in the limited partnership agreements of MDV III and WLPJ, , the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               Not applicable

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:

               Not applicable

ITEM 10.       CERTIFICATION:

               Not applicable

-------------------                                          -------------------
CUSIP NO. 76774E103                    13G                   Page 11 of 13 Pages
-------------------                                          -------------------

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2001


/s/ Lawrence G. Mohr, Jr.
------------------------------------
Lawrence G. Mohr, Jr., individually
and on behalf of MDV III in his
capacity as a general partner of WLPJ,
the general partner of MDV III, and
on behalf of WLPJ in his capacity as
a general partner thereof.



/s/ William H. Davidow
------------------------------------
William H. Davidow



/s/ Jonathan D. Feiber
------------------------------------
Jonathan D. Feiber



/s/ Nancy J. Schoendorf
------------------------------------
Nancy J. Schoendorf

-------------------                                          -------------------
CUSIP NO. 76774E103                    13G                   Page 12 of 13 Pages
-------------------                                          -------------------


                                  EXHIBIT INDEX

                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------
Exhibit A: Agreement of Joint Filing                                    13

-------------------                                          -------------------
CUSIP NO. 76774E103                    13G                   Page 13 of 13 Pages
-------------------                                          -------------------


                                    EXHIBIT A

                            Agreement of Joint Filing

     The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of RITA Medical Systems, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date: February 14, 2001



/s/ Lawrence G. Mohr, Jr.
------------------------------------
Lawrence G. Mohr, Jr., individually
and on behalf of MDV III in his
capacity as a general partner of WLPJ,
the general partner of MDV III, and
on behalf of WLPJ in his capacity as
a general partner thereof.



/s/ William H. Davidow
------------------------------------
William H. Davidow



/s/ Jonathan D. Feiber
------------------------------------
Jonathan D. Feiber



/s/ Nancy J. Schoendorf
------------------------------------
Nancy J. Schoendorf